Exhibit 99.7(a)

Agreement No.

AUTOMATIC AND FACULTATIVE

MONTHLY RENEWABLE TERM REINSURANCE AGREEMENT

between

PROTECTIVE LIFE INSURANCE COMPANY

and

[INSERT REINSURER’S FULL LEGAL NAME — ALL CAPS]

[insert Reinsurer’s City and State of domicile — initial caps]

This Agreement is effective as of                    , 20  .

PLICO/          MRT Agreement No.

Effective

PLICO Generic MRT Reinsurance Treaty Template

TABLE OF CONTENTS

ARTICLE/SECTION	HEADING DESCRIPTION	PAGE

	Recitals	1
	Agreement	1
Article I	Definitions	1
Article II	Reinsurance of Insurance Policies
Section 2.1	Automatic Reinsurance
Section 2.2	Facultative Reinsurance
Section 2.3	Minimum Cession Amount
Section 2.4	Scope and Timing of Reinsurer’s Liability
Section 2.5	Reinsurance Premiums
Section 2.6	Retention
Section 2.7	Increases in Face Amount
Section 2.8	Reductions and Terminations
Section 2.9	Reinstatements
Section 2.10	Exchanges and Replacements
Section 2.11	Accelerated Death Benefits
Section 2.12	Limitation of Liability
Section 2.13	Change in In-force Underwriting Ratings or Classifications
Article III	Policy Administration and Related Matters
Section 3.1	Responsibility
Section 3.2	Notice of Certain Claims
Section 3.3	Reinsurance Reporting and Payments
Section 3.4	Inspection of Records
Section 3.5	Errors and Omissions
Section 3.6	DAC Tax Election
Section 3.7	Misstatement of Age or Gender
Section 3.8	Return of Reinsurance Premiums
Article IV	Credit for Reinsurance
Article V	Regulatory Requirements and Related Matters
Section 5.1	Cooperation
Section 5.2	Insolvency of Ceding Company
Section 5.3	Downgrade or Insolvency of Reinsurer
Article VI	Representations and Warranties of Ceding Company
Section 6.1	Organization and Standing of Ceding Company
Section 6.2	Authorization
Section 6.3	No Conflict or Violation
Article VII	Representations and Warranties of Reinsurer
Section 7.1	Organization and Standing of Reinsurer
Section 7.2	Authorization
Section 7.3	No Conflict or Violation
Article VIII	Indemnification
Section 8.1	Indemnification by Ceding Company
Section 8.2	Indemnification by Reinsurer
Section 8.3	Notice of Potential Liability
Section 8.4	Opportunity to Defend

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TABLE OF CONTENTS

ARTICLE/SECTION	HEADING DESCRIPTION	PAGE

Article IX	Termination and Recapture
Section 9.1	Termination by Ceding Company
Section 9.2	Termination by Reinsurer
Section 9.3	Effect of Termination
Section 9.4	Recapture upon Termination
Article X	Miscellaneous Provisions
Section 10.1	Amendments and Assignability
Section 10.2	Dispute Resolution
Section 10.3	Arbitration
Section 10.4	Confidentiality
Section 10.5	Counterparts
Section 10.6	Entire Agreement
Section 10.7	Exhibits and Schedules
Section 10.8	Governing Law
Section 10.9	Headings
Section 10.10	Interest
Section 10.11	Matters Covered by Attorney-Client Privilege
Section 10.12	Notices
Section 10.13	Offset
Section 10.14	Other Instruments
Section 10.15	Press Releases
Section 10.16	Severability
Section 10.17	Third Party Beneficiaries
Section 10.18	Waiver of Breach
Section 10.19	Foreign Account Tax Compliance Act
Section 10.20	Sanctions
[Section 10.21]	[Letter of Credit]
[Section 10.22]	[Use of Cash by Ceding Company]

EXHIBITS:	EXHIBIT DESCRIPTION
A	Description of Insurance Policies and Key Terms
B	Facultative Reinsurance Procedures
C	MRT Reinsurance Premiums
D	Reports
E	DAC Tax Election
F	Terminal Illness and Long-Term Care Accelerated Death Benefits
G	Foreign Nationals Eligible for Automatic Reinsurance
[H]	[Letter of Credit]

ii

MONTHLY RENEWABLE TERM REINSURANCE AGREEMENT

THIS AUTOMATIC AND FACULTATIVE MONTHLY RENEWABLE TERM REINSURANCE AGREEMENT (“Agreement”) is made and entered into on                , 20  , by and between PROTECTIVE LIFE INSURANCE COMPANY (“Ceding Company”) and [insert name of reinsurer — all caps] (“Reinsurer”), together referred to as the “Parties.”

Recitals

A.                                    Ceding Company desires to cede to Reinsurer a portion of Ceding Company’s liability arising under certain life insurance business (including any supplemental benefits specified in Exhibit A) and Reinsurer is willing to accept such liability from Ceding Company.

B.                                    The Parties desire to set forth their rights and obligations in relation to the transfer of liability by Ceding Company to Reinsurer.

Agreement

NOW, THEREFORE, in consideration of the mutual benefits to be received by the Parties and the mutual covenants and agreements contained herein, the Parties agree that the recitals set forth above are adopted and made part of this Agreement and further agree as follows:

Article I

Definitions

Section 1.1                                   “Insurance Policy” means (i) each life insurance policy, certificate and accompanying supplemental benefits specified in Exhibit A that are issued by Ceding Company on or after the effective date of this Agreement (including any such policy or certificate that is backdated up to six (6) months in order to save age); (ii) any conditional or temporary life insurance coverage issued materially in accordance with the terms of Ceding Company’s forms of conditional or temporary life insurance receipt; and (iii) any other coverage reinsured by Reinsurer on a facultative basis under Section 2.2.

Section 1.2                                   “Net Amount at Risk” means, for each Insurance Policy reinsured under the Agreement, (i) the difference between the death benefit and the policy value of the Insurance Policy for life insurance attributable to the base policy; (ii) the benefit amount shown in the Insurance Policy for each non-accelerated supplemental benefit, and (iii) the benefit amount described in Exhibit [F] for each accelerated supplemental benefit. The Net Amount at Risk is determined as of each monthly anniversary of an Insurance Policy.

Section 1.3                                   “Reinsured Net Amount at Risk” means, for each automatically reinsured Insurance Policy, the amount determined in Exhibit A, Section A.03; and for each facultatively reinsured Insurance Policy, the amount determined by mutual agreement of the Parties.

Section 1.4                                   “Retention” means the amount of liability on a life that Ceding Company and its affiliates will not cede to any unaffiliated reinsurer. For each automatically reinsured Insurance Policy, the Retention is specified in Exhibit A. For each facultatively reinsured Insurance Policy, the Retention will be determined by mutual agreement of the Parties. In the absence of such mutual agreement, the Retention will not be greater than the Retention specified in Exhibit A for an automatically reinsured Insurance Policy. For any non-life or accelerated supplemental benefits specified in the Plan Description Table set forth in Exhibit A, the Retention is specified in Exhibit A.

Article II

Reinsurance of Insurance Policies

Section 2.1                                   Automatic Reinsurance.  Ceding Company will cede to Reinsurer and Reinsurer will reinsure, on an automatic basis, each Insurance Policy that satisfies the following conditions (unless Ceding Company, in its sole discretion, applies for facultative reinsurance on the Insurance Policy under Section 2.2):

(a)                                 On the application signed date, the insured must be a citizen or a permanent resident of the United States, its territories, commonwealths or possessions, or of Canada.  For purposes of this Agreement, a foreign national living in the United States and meeting the requirements set forth in Exhibit G qualifies as a permanent resident of the United States;

(b)                                 Ceding Company and/or its contractual agent(s) must underwrite and issue the Insurance Policy materially in accordance with its standard underwriting practices and guidelines;

(c)                                  The maximum amount of insurance to be reinsured on a life between Reinsurer and Ceding Company must not exceed the automatic binding limits as stated in Exhibit A;

(i)                                     For the purposes of this Section 2.1(c), the “maximum amount of insurance” shall equal the total face amount of individual life insurance in force and applied for with Ceding Company on written and signed applications received by Ceding Company, including contractual face amount increases with Ceding Company scheduled at the time the Insurance Policy is issued.

(ii)                                  Notwithstanding anything in this Section 2.1(c) to the contrary, the Parties agree the amount originally applied for on an application with Ceding Company will not be considered in determining whether an automatic binding limit violation occurred if, as a result of such application, either (1) a lesser amount was placed in force, or (2) no amount was placed in force.  In the case of item (1) in the preceding sentence, the amount placed in force will be considered in determining whether an automatic binding limit violation occurred.

(iii)                               Face amounts to be replaced cannot be deducted from the total amount of insurance except under the following conditions: (1) an existing individual life insurance policy is to be replaced, with or without a 1035 exchange, and Ceding Company has been provided with and filed an absolute assignment/transfer of ownership form (where permitted) and/or (2) an internal replacement is issued by Ceding Company.

(d)                                 With respect to an Insurance Policy, the total amount of insurance on an insured life under such Insurance Policy must not exceed the jumbo limit as stated in Exhibit A as of the application signed date for such Insurance Policy.  With respect to any face amount increase under such Insurance Policy pursuant to Section 2.7 (a), the total amount of insurance on an insured life under such Insurance Policy must not exceed the jumbo limit as stated in Exhibit A as of the application signed date for the face amount increase;

(i)                                     For the purposes of this Section 2.1 (d), the “total amount of insurance” shall equal: 1) the total face amount of individual life insurance in force and applied for with Ceding Company on written and signed applications received by Ceding Company, including contractual face amount increases with Ceding Company scheduled at the time the Insurance Policy is issued; plus 2) the total face amount of individual life insurance in force and applied for with all other life insurance companies (to the best of Ceding Company’s knowledge).

(ii)                                  Notwithstanding anything in Section 2.1 (d) to the contrary, the Parties agree the amount originally applied for on an application with Ceding Company or any other company will not be considered in determining whether a jumbo limit violation occurred if, as a result of such application, either (1) a lesser amount was placed in force, or (2) no amount was placed in force.  In the case of item (1) in the preceding sentence, the amount placed in force will be considered in determining whether a jumbo limit violation occurred.

(iii)                               Face amounts to be replaced cannot be deducted from the total amount of insurance except under the following conditions: (1) an existing individual life insurance policy is to be replaced, with or without a 1035 exchange, and the new issuing company has been provided with and filed an absolute assignment/transfer of ownership form (where permitted) and/or (2) an internal replacement is issued by Ceding Company or one of its affiliates.

(e)                                  The application is on a life for which there have been no facultative applications submitted by Ceding Company to Reinsurer or any other reinsurer within the last five (5) years, unless the reason for any prior facultative submission was solely due to either: (1) insufficient automatic binding limit or jumbo limit capacity that may now be accommodated within the terms of this Agreement, or (2) foreign travel that may now be accommodated within the terms of this Agreement pursuant to Reinsurer’s acceptance of Ceding Company’s foreign travel underwriting guidelines and practices.

Reinsurer will refund to Ceding Company reinsurance premiums paid for any automatic reinsurance that was ceded to Reinsurer and subsequently denied by Reinsurer pursuant to this Section 2.1.  Such refund will include interest based on the rate shown in Section 10.10.  Interest shall be calculated from the date of the first reinsurance premium payment to Reinsurer for such Insurance Policy or face amount increase, as applicable, until the date such refund is mailed to Ceding Company, regardless of any intervening holidays or weekends.

Section 2.2                                   Facultative Reinsurance.

(a)                                 Ceding Company may apply for facultative reinsurance from Reinsurer in connection with:

(i)                                     any Insurance Policy that does not satisfy the conditions for automatic reinsurance set forth in Section 2.1,

(ii)                                  any Insurance Policy that satisfies the conditions for automatic reinsurance set forth in Section 2.1 but that Ceding Company would prefer to cede on a facultative basis, or

(iii)                               any other permanent form of insurance coverage that Ceding Company would prefer to cede on a facultative basis under this Agreement.

(b)                                 Ceding Company shall apply for facultative reinsurance in the manner set forth in Exhibit B.  Copies of all information that Ceding Company has pertaining to the insurability of the proposed insured shall accompany the application, along with written summaries of any such information that cannot be copied.

(c)                                  Upon receipt of an application, Reinsurer shall, within two (2) business days, examine the underwriting information and provide Ceding Company in writing with:

(i)                                     an offer to reinsure the Insurance Policy or other coverage as applied for;

(ii)                                  an offer to reinsure the Insurance Policy or other coverage on terms other than as applied for;

(iii)                               an offer to reinsure the Insurance Policy or other coverage subject to the satisfaction of additional underwriting requirements;

(iv)                              a request for additional underwriting information; or

(v)                                 notice of its unwillingness to reinsure the Insurance Policy or other coverage.

(d)                                 To accept an offer to reinsure made by Reinsurer, Ceding Company will make a dated notation in the applicable underwriting file and satisfy any conditions stated in such offer. Ceding Company will notify Reinsurer in writing of its acceptance of such offer within one hundred twenty (120) days from the date of such offer or the date specified in Reinsurer’s approval of a request from Ceding Company to grant an extension to such offer.

(e)                                  The terms of an offer to reinsure that is accepted by Ceding Company shall supersede the terms of this Agreement to the extent of any conflict between the two.  Otherwise, reinsurance of an Insurance Policy ceded on a facultative basis shall be in accordance with the terms of this Agreement.

Section 2.3                                   Minimum Cession Amount.  Ceding Company will not cede an Insurance Policy to Reinsurer unless the amount to be reinsured at issue with the reinsurance pool equals or exceeds the Initial Minimum Pool Cession Amount shown in Exhibit A.

Section 2.4                                   Scope and Timing of Reinsurer’s Liability.  (a) Except as set forth in Section 3.2, the reinsurance provided under this Agreement shall cover only the Reinsured Net Amount at Risk under the Insurance Policies.  Unless otherwise specified in this Agreement, the liability of Reinsurer shall follow the liability of Ceding Company with respect to each Insurance Policy reinsured hereunder, whether Ceding Company’s liability is fixed by settlement, judgment, arbitration, or otherwise. Reinsurer’s liability shall also include any post-mortem interest payable with respect to such Reinsured Net Amount at Risk.

(b)                                 Reinsurer’s liability for each Insurance Policy reinsured under this Agreement will begin at the same time as Ceding Company’s liability.  Reinsurer shall remain liable as reinsurer on all liability reinsured under this Agreement until such time as Ceding Company’s liability under the Insurance Policies has ended.

Section 2.5                                   Reinsurance Premiums.  (a) As consideration for the reinsurance provided and the business ceded under this Agreement, Ceding Company will pay Reinsurer monthly reinsurance premiums based on the reinsurance premium rates set forth in Exhibit C.

(b)                                 The reinsurance premium rates set forth in Exhibit C are guaranteed for one (1) year from the effective date of this Agreement. In addition, new reinsurance premium rates for plans or plan codes added by amendment shall be guaranteed for one (1) year from the effective date of the amendment. In the second year and thereafter following each such one-year guarantee period, Reinsurer reserves the right, upon ninety (90) days’ prior written notice to Ceding Company, to increase the reinsurance premium rates provided hereunder, but not above a monthly rate equal to the statutory net YRT premium rates, based on the applicable statutory minimum valuation mortality table and statutory maximum valuation interest rate in effect at the time each Insurance Policy was issued, divided by twelve (12). Absent such notice, the reinsurance premium rates will be guaranteed for another year.  Notwithstanding the above, Reinsurer shall have no right to raise reinsurance premium rates for this Agreement unless Reinsurer simultaneously raises reinsurance premium rates by a percentage equal to or greater than the percentage increase in the reinsurance premium rates provided hereunder on all business with similar characteristics reinsured by Reinsurer from any of its clients. For purposes of Section 2.5 (b), “business with similar characteristics” is defined as all universal life business that is reinsured by Reinsurer on a monthly renewable term (MRT) or yearly renewable term (YRT) basis.

(c)                                  In addition to the requirements described in Section 2.5(b) above, Reinsurer shall only be permitted to increase the reinsurance premium rates on Insurance Policies reinsured by this Agreement to the extent that (i) Reinsurer also demonstrates to Ceding Company’s reasonable satisfaction that the proposed reinsurance premium rate increase is objectively and actuarially justified based upon credible evidence of materially adverse projected actual to expected mortality experience for such reinsurance as of the proposed reinsurance premium rate increase effective date, where expected mortality is Reinsurer’s pricing mortality assumption as of the time of original pricing for such reinsurance, and (ii) Reinsurer also demonstrates to Ceding Company’s reasonable satisfaction that such original pricing mortality assumption was developed using prudent actuarial judgment. All other pricing elements of Reinsurer’s proposed new reinsurance premium rates (e.g., Reinsurer’s investment income, expense loads, projected profit margins, capital charges, taxes, etc.) shall remain on the same basis as at the time of original pricing. Any rate increase under this Section shall be prospective only, as of the effective date of the increase for each Insurance Policy, and under no circumstances shall a rate increase in substance effectuate a reimbursement or recoupment to Reinsurer for any current and/or prior years’ losses under this Agreement. For purposes of this Section 2.5, “materially” means twenty-five percent (25%) or more.

(d)                                 If Reinsurer delivers written notice to Ceding Company stating that it is exercising its right to increase reinsurance premium rates on any block of in-force Insurance Policies reinsured under this Agreement pursuant to Section 2.5 (b) and Section 2.5 (c) above, Ceding Company may recapture without payment of a recapture fee to Reinsurer the affected block of Insurance Policies on written notice to Reinsurer, notwithstanding anything under this Agreement restricting recapture. Each such recaptured Insurance Policy will be recaptured on the first date that reinsurance premium is due on such Insurance Policy following the expiration of such ninety (90) day notice period. Reinsurer will remain liable for any obligations incurred prior to the effective date of the recapture in regard to the recaptured liability. This may include, but is not limited to, any unearned reinsurance premiums, pending claims, incurred but not reported claims, and unpaid allowances on earned reinsurance premiums all as of immediately prior to the effective date of the recapture.

(e)                                  Subject to all other terms and conditions set forth in this Agreement, including but not limited to paragraphs (b)-(d) of Section 2.5 above, any increase in reinsurance premium rates on any block of in-force Insurance Policies shall take effect on the first date that reinsurance premium is due for each such Insurance Policy following expiration of the one-year guarantee period set forth in Section 2.5 (b) and such ninety (90) day notice period, subject to Section 2.5 (b) above.

Section 2.6                                   Retention.  (a) Except as set forth in Exhibit F, “Terminal Illness [and Long-Term Care] Accelerated Death Benefits,” Ceding Company may, at its option, increase the Retention shown in Exhibit A by providing written notice to Reinsurer. The increased Retention will apply to all Insurance Policies issued after the date of the notice.

(b)                                 If Ceding Company increases the Retention, then it may also make the same change for the existing Insurance Policies and recapture the reinsurance attributable to the additional amount to be retained. Ceding Company may exercise its rights with respect to the existing Insurance Policies by providing Reinsurer ninety (90) days’ written notice, subject to the following requirements:

(i)                                     An Insurance Policy is not eligible for recapture under this section until it has been reinsured for the minimum number of years shown in Exhibit A.  The effective date of the recapture shall be the later of the first monthly anniversary following the expiration of the ninety (90) day notice period and the policy anniversary date when the required minimum number of years is attained.

(ii)                                  If more than one Insurance Policy per life is eligible for recapture, then all the eligible Insurance Policies must be recaptured up to the amount of Ceding Company’s newly increased Retention.

(iii)                               If any Insurance Policy eligible for recapture is also eligible for recapture from other reinsurers, the reduction in Reinsurer’s reinsurance on that Insurance Policy shall be in proportion to the total amount of reinsurance on the life with all reinsurers.

(iv)                              If there is a Disability Benefit Rider (DBR) claim in effect when recapture takes place, the DBR claim will stay in effect and Reinsurer will continue to pay its share of the DBR claim until the DBR claim terminates. Reinsurer will not be liable for any other benefits, including the basic life risk, which is eligible for recapture. All such eligible benefits will be recaptured as if there was no DBR claim.

(v)                                 Upon recapture, Reinsurer will remain liable for any obligations incurred prior to the effective date of the recapture in regard to the recaptured liability. This may include, but is not limited to, any unearned reinsurance premiums, pending claims, incurred but not reported claims, and unpaid allowances on earned reinsurance premiums all as of immediately prior to the effective date of the recapture.

Section 2.7                                   Increases in Face Amount.  If the face amount of an Insurance Policy reinsured under this Agreement increases and the increase is subject to new underwriting evidence, then:

(a)                                 if the original Insurance Policy was reinsured on an automatic basis, the provisions of Section 2.1, “Automatic Reinsurance,” shall apply to the increase in reinsurance;

(b)                                 if the original Insurance Policy was reinsured on a facultative basis, the provisions of Section 2.2, “Facultative Reinsurance,” shall apply to the increase in reinsurance; and

(c)                                  the reinsurance premium rates applicable to such increase will be the same as for a newly issued Insurance Policy.

Section 2.8                                   Reductions and Terminations.  (a) In the event of the reduction of an Insurance Policy reinsured under this Agreement, Ceding Company will reduce or terminate reinsurance on that life.  The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that Ceding Company maintains its Retention as of the Insurance Policy’s issue date or, if the applicable Retention has been increased subsequent to the issue date, as of the recapture date.

(b)                                 Following a reduction, lapse or termination of an Insurance Policy, Reinsurer will refund any unearned reinsurance premiums.

Section 2.9                                   Reinstatements.  (a) If any Insurance Policy reinsured on an automatic basis lapses due to nonpayment of premium and is reinstated, the reinsurance coverage provided by Reinsurer will be reinstated automatically.

(b)                                 If any Insurance Policy reinsured on a facultative basis lapses due to nonpayment of premium and is reinstated, without evidence of insurability, then the reinsurance coverage provided by Reinsurer will be reinstated automatically.

(c)                                  If any Insurance Policy reinsured on a facultative basis lapses due to nonpayment of premium and is reinstated, based on evidence of insurability, then reinstatement of the reinsurance coverage provided by Reinsurer will be subject to the facultative reinsurance procedures set forth in Section 2.2 and Exhibit B.

(d)                                 Upon reinstatement of reinsurance coverage, Ceding Company will pay Reinsurer the contractual reinsurance premium in arrears attributable to the reinstated Insurance Policy for the same period that Ceding Company is reimbursed for its reinstatement of such Insurance Policy by the policyholder.

Section 2.10                            Exchanges and Replacements.  An insurance policy resulting from an internal exchange or replacement of an Insurance Policy will be underwritten by Ceding Company materially in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements. The insurance policy resulting from the internal exchange or replacement will be treated as a newly issued insurance policy for purposes of this Agreement, if (i) Ceding Company has obtained complete and current underwriting evidence on the full amount of the insurance policy’s benefits and (ii) the insurance policy provides for the maximum periods of suicide and contestability permitted by law or regulation. If the insurance policy resulting from the internal exchange or replacement is not treated as a newly issued insurance policy for purposes of this Agreement, reinsurance of the insurance policy will continue with reinsurance premium rates based on the original issue age, underwriting class and duration since the issuance of the original Insurance Policy. Reinsurer’s approval to exchange or replace an Insurance Policy will be required if the original Insurance Policy was reinsured on a facultative basis.

Section 2.11                            Accelerated Death Benefits.  In the case of an accelerated death benefit claim, Reinsurer will pay its proportionate share of such claim in accordance with the provisions of Exhibit F, “Terminal Illness [and Long-Term Care ]Accelerated Death Benefits.”

Section 2.12                            Limitation of Liability. Except as set forth in Section 5.2, the Parties agree that no rights or legal duties shall arise, by virtue of the reinsurance provided under this Agreement, between Reinsurer and any insured, policyholder, beneficiary, agent or assignee of the foregoing. Reinsurer’s sole liability is that provided under the terms of this Agreement.

Section 2.13                            Change in In-force Underwriting Ratings or Classifications.  After an Insurance Policy is issued with a substandard rating or at a particular premium or rate class, Ceding Company may later determine that such rating or class no longer applies. Ceding Company then may re-rate or reclassify such Insurance Policy and reduce the amount of premium owed by the policyholder of such Insurance Policy. In such event, if such Insurance Policy was ceded on an automatic basis, the reinsurance premiums for such Insurance Policy will be reduced based upon the new rating (if any) or class. If the Insurance Policy was ceded on a facultative basis, the proposed re-rate or reclassification will be subject to Reinsurer’s prior review of the new underwriting evidence and approval, which approval shall not be unreasonably withheld. Following such approval, the reinsurance premiums for such facultatively reinsured Insurance Policy will be reduced based upon the new rating (if any) or class.

Article III

Policy Administration and Related Matters

Section 3.1                                   Responsibility.  Ceding Company and/or its contractual agent(s) shall administer the Insurance Policies materially in accordance with the terms of the Insurance Policies, applicable law and Ceding Company’s standard administrative procedures. Except as set forth in Section 3.2 below, Ceding Company will pay all expenses incurred in administering the Insurance Policies.  Ceding Company will provide Reinsurer a weekly report identifying all claims on Insurance Policies on which Ceding Company received a notice of claim in the previous week. Reinsurer will accept Ceding Company’s good faith claims handling decisions. Upon receipt from Ceding Company of proof of claim documentation, Reinsurer will within thirty (30) days pay the reinsurance benefits and any post-mortem interest related to such benefits due and owing to Ceding Company.

Section 3.2                                   Notice of Certain Claims.  (a) Ceding Company will notify Reinsurer in writing if Ceding Company intends to pay any death benefit in excess of one million dollars ($1,000,000) dollars on an Insurance Policy that had been in force less than two (2) years at the insured’s time of death.  At Reinsurer’s request, Ceding Company will provide Reinsurer an opportunity to review the claim file.  Within five (5) business days after receiving the notice (or, if requested, the claim file), Reinsurer will inform Ceding Company in writing if it believes that the claim should be contested, compromised or litigated. Ceding Company will consider Reinsurer’s views when deciding whether to contest, compromise or litigate the claim, but will retain full authority over the decision.

(b)                                 Ceding Company will notify Reinsurer in writing if Ceding Company intends to contest, compromise or litigate any claim that is reinsured under this Agreement.  At Reinsurer’s request, Ceding Company will provide Reinsurer an opportunity to review the claim file.  Within five (5) business days after receiving the notice (or, if requested, the claim file), Reinsurer will inform Ceding Company in writing as to whether Reinsurer will participate in the contest, compromise or litigation, failing which Reinsurer will be deemed to have participated. If Reinsurer elects not to participate, Reinsurer will pay Ceding Company within ten (10) days of such election the reinsured amount of the claim and any post-mortem interest related to such amount. Reinsurer’s payment of the reinsured amount in accordance with this section and any post-mortem interest related to such amount will discharge its obligations in full with respect to the affected claim.

(c)                                  If Reinsurer participates in the contest, compromise or litigation of a claim, then (i) Reinsurer will pay its share of all costs incurred in connection with the contest, compromise or litigation (including investigation expenses, legal fees, court costs and interest charges), other than compensation paid to Ceding Company’s officers and employees, in proportion to its share of the risk on the claim; (ii) Reinsurer will share in the total amount of any reduction in liability in proportion to its share of the risk on the claim; and (iii) Reinsurer will pay its share of any extra-contractual liabilities, punitive damages or regulatory fines to the extent they are attributable to Ceding Company’s denial or contest of the claim, in proportion to Reinsurer’s share of the risk on the claim.

Section 3.3                                   Reinsurance Reporting and Payments.  Ceding Company shall provide Reinsurer with the reports described in Exhibit D on a monthly basis.  If a report shows a balance due to Reinsurer, Ceding Company shall pay the amount of such balance to Reinsurer at the time of furnishing the report.  Except as set forth in Section 3.1, if the report shows a balance due to Ceding Company, Reinsurer shall pay the amount of such balance to Ceding Company within sixty (60) days after receipt of the report. All payments shall be made in cash (United States legal tender) or its equivalent.

Section 3.4                                   Inspection of Records.  (a) Except as set forth in Section 10.11, either Party and its employees and authorized representatives may audit, examine and copy (at the Party’s own expense), during regular business hours, at the home office of the other Party, any and all books, records, statements, correspondence, reports, other documents and trust accounts that relate to the Insurance Policies or this Agreement, upon giving at least five (5) business days’ prior notice to the other Party.  Said notice shall reasonably describe the nature of the inspection that the Party wishes to conduct, the persons conducting the inspection, and upon notice of available files from the respective Party, the files that they wish to review. The other Party shall (i) provide a reasonable work space for such audit, examination or copying, (ii) cooperate fully and faithfully, and (iii) disclose the existence of and produce any and all materials reasonably requested to be produced.

(b)                                 Reinsurer shall not have any right of access to the books and records of Ceding Company if Reinsurer is not current in all undisputed payments due Ceding Company. Access to records granted to Reinsurer pursuant to this Section 3.4 shall not be construed as a waiver by Ceding Company of any attorney-client privilege existing between Ceding Company and its counsel.  Reinsurer agrees to maintain the confidentiality of any information received pursuant to this Section 3.4, in accordance with Section 10.4 of this Agreement and any confidentiality agreement entered into by the Parties.

Section 3.5                                   Errors and Omissions.  If any delay, omission, error or failure to pay amounts due or to perform any other act required by this Agreement is caused by mistake, misunderstanding or oversight, the Parties will adjust the situation to what it would have been had the mistake, misunderstanding or oversight not occurred, and the reinsurance provided hereunder will not be invalidated.  If the matter is not capable of being resolved by the Parties, including dispute resolution pursuant to Section 10.2, it shall be submitted to arbitration in accordance with Section 10.3 (or to such other dispute resolution procedure as may be mutually agreed to by the Parties).

Section 3.6                                   DAC Tax Election.  If the Insurance Policies reinsured hereunder include for U.S. Federal income tax purposes “Specified Insurance Contracts” as described in Section 848 of the Internal Revenue Code or the Final Income Tax Regulations thereunder, the Parties shall make the election provided in Section 1.848-2(g)(8) of the Final Income Tax Regulations issued December 28, 1992 under Section 848 of the Internal Revenue Code of 1986, as amended.  The specifics on this election are set forth in Exhibit E.

Section 3.7                                   Misstatement of Age or Gender.  In the event of a change in the amount of Ceding Company’s liability on an Insurance Policy due to an adjustment in the face amount as a result of a misstatement of age or gender, Reinsurer’s liability will be adjusted, subject to the terms of this Agreement, as though such revised liability had been in effect on the date reinsurance for such Insurance Policy commenced pursuant to Section 2.4, Scope and Timing of Reinsurer’s Liability.  Any difference in the reinsurance premium as a result of such change in liability will be settled without interest.

Section 3.8                                   Return of Reinsurance Premiums.  (a) If Ceding Company’s contractual liability under an Insurance Policy is limited solely to a return of premiums paid for such Insurance Policy as a result of a misrepresentation in the application for such Insurance Policy, or suicide of the insured within the suicide exclusion period set forth in such Insurance Policy, Reinsurer will return to Ceding Company the reinsurance premiums paid on such Insurance Policy in lieu of the Reinsured Net Amount at Risk payable under this Agreement for such Insurance Policy.

(b)                                 If Ceding Company’s contractual liability for any increase in face amount under an Insurance Policy is limited solely to a return of cost of insurance or monthly deductions for such increase as a result of a misrepresentation in the application for such increase or suicide of the insured within the suicide exclusion period for such increase set forth in such Insurance Policy, Reinsurer will return to Ceding Company the reinsurance premiums paid solely on such increase and the duty of Reinsurer in connection with the remaining liabilities under such Insurance Policy shall continue.

Article IV

Credit for Reinsurance

Section 4.1                                   Ceding Company shall establish and maintain proper reserves for the Insurance Policies (i) in accordance with the statutory accounting principles and practices applicable to Ceding Company, (ii) based on Ceding Company’s X factors (if applicable), and (iii) without regard for any additional or conflicting reserve requirements that may be applicable to Reinsurer.  At Ceding Company’s request, Reinsurer will provide Ceding Company with a letter, satisfactory to Ceding Company, verifying that the amount of reserves held by Reinsurer for business reinsured under this Agreement mirrors the reserve credit taken by Ceding Company for the same business.

Section 4.2                                   If Reinsurer is unlicensed, unaccredited and unauthorized to transact insurance or reinsurance in Ceding Company’s state of domicile as of the date of Ceding Company’s statutory financial statement filed in such jurisdiction, and as a result Ceding Company would be unable to receive full statutory accounting credit in such jurisdiction for reinsurance ceded hereunder to Reinsurer, Reinsurer shall provide Ceding Company with irrevocable letters of credit, assets in trust, or other forms of collateral agreeable to both Parties, which agreement shall not be unreasonably withheld, that will allow Ceding Company to take full statutory reserve credit for reinsurance ceded under this Agreement (such amount shall include, but not be limited to, amounts for policy reserves, claims and losses incurred and unearned premium reserves).  Reinsurer will bear all costs related to the letters of credit, trust or other forms of collateral.

Section 4.3                                   In addition, if Reinsurer is not licensed, accredited or authorized to transact insurance or reinsurance in any jurisdiction where Ceding Company is licensed to transact insurance business, Reinsurer agrees:

(a)                                 That, in the event of the failure of Reinsurer to perform its obligations under the terms of this Agreement, Reinsurer, at the request of Ceding Company, shall submit to the jurisdiction of any court of competent jurisdiction in Ceding Company’s state of domicile, will comply with all requirements necessary to give the court jurisdiction, and will abide by the final decision of the court or of any appellate court in the event of an appeal; and

(b)                                 To designate the commissioner or a designated attorney in Ceding Company’s state of domicile as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of Ceding Company.  This provision is not intended to conflict with or override the obligation of Ceding Company and Reinsurer to arbitrate any disputes in accordance with the terms of this Agreement.

Article V

Regulatory Requirements and Related Matters

Section 5.1                                   Cooperation.  The Parties shall cooperate with each other in complying with regulatory requirements and responding to regulatory inquiries associated with the Insurance Policies or this Agreement.

Section 5.2                                   Insolvency of Ceding Company.  Reinsurance provided under this Agreement shall be payable by Reinsurer on the basis of Ceding Company’s liability under the Insurance Policies reinsured without diminution, because of the insolvency of Ceding Company.  Reinsurer shall pay its share of Ceding Company’s liability directly to Ceding Company or its liquidator, receiver, or statutory successor.  Such liquidator, receiver, or statutory successor shall give written notice to Reinsurer of the pendency of a claim against the insolvent Ceding Company involving an Insurance Policy reinsured under this Agreement within a reasonable time after such claim is filed in the insolvency proceeding.  During the pendency of such claim, Reinsurer may investigate the claim and interpose, at its own expense, in the proceeding where the claim is to be adjudicated, any defense or defenses which it may deem available to Ceding Company or Ceding Company’s liquidator, receiver, or statutory successor.  Any expense Reinsurer thus incurs shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expense of liquidation to the extent of the proportionate share of the benefit, which may accrue to Ceding Company, solely as a result of the defense undertaken by Reinsurer.  In the event two (2) or more assuming reinsurers are involved in the same claim and a majority in interest elects to interpose a defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement, as though such expenses had been incurred by Ceding Company.

Section 5.3                                   Downgrade or Insolvency of Reinsurer.  (a) Ceding Company shall have the rights set forth in this Section 5.3 if (i) any petition for winding-up, liquidation, rehabilitation or supervision is filed by or against Reinsurer or any order of administrative supervision (or any other form of order that has substantially the same effect) is entered with respect to Reinsurer; (ii) Reinsurer ceases to be rated by A.M. Best or Reinsurer’s A.M. Best rating drops below “B+”; (iii) the total adjusted capital of Reinsurer or Reinsurer’s group or holding company falls below 200% of its company action level risk based capital; (iv) the total adjusted capital of Reinsurer or Reinsurer’s group or holding company falls below 150% of its company action level risk based capital; or (v) Reinsurer seeks a government-backed credit facility or capital infusion (each of clauses (i)-(v) above being considered a “Triggering Event,” regardless of whether any prior Triggering Event has occurred). Upon the occurrence of any Triggering Event, Reinsurer shall within twenty four (24) hours of such occurrence notify Ceding Company. Ceding Company may, in its sole discretion and upon written notice to Reinsurer or Reinsurer’s liquidator, receiver or statutory successor, discontinue ceding any new business to Reinsurer (with no obligation to pay premiums with respect to any such new business) upon the occurrence of a Triggering Event, provided Ceding Company’s option to discontinue is exercised not later than ninety (90) days after any triggering notice is provided by Reinsurer. Such discontinuance shall be effective as of the date the Triggering Event occurred.

(b)                                 Upon the occurrence of any Triggering Event, Ceding Company also may, in its sole discretion and upon written notice to Reinsurer or Reinsurer’s liquidator, receiver or statutory successor, select one of the corrective actions set forth below and request that Reinsurer implement such action. Reinsurer shall implement the corrective action, on terms and conditions that are satisfactory to Ceding Company, provided Ceding Company’s request for corrective action is made not later than ninety (90) days after any triggering notice provided by Reinsurer. Ceding Company may choose from the following corrective actions:

(i)                                     Reinsurer shall transfer the reinsurance effected under this Agreement and assets necessary to support the related reserves to another reinsurer acceptable to Ceding Company, by assignment of this Agreement or otherwise;

(ii)                                  Reinsurer shall place in trust, cash or admitted invested assets having a fair market value equal to the statutory reserve credit taken by Ceding Company in connection with this Agreement; or

(iii)                               Reinsurer shall provide an irrevocable letter of credit, payable to Ceding Company, in an amount equal to the statutory reserve credit taken by Ceding Company in connection with this Agreement.

(c)                                  If Ceding Company requests that Reinsurer take one of the actions specified in subsection (b) above and Reinsurer fails to complete such action within a reasonable period (which period shall be thirty (30) days unless the Parties agree otherwise), Ceding Company may, in its sole discretion and with notice to Reinsurer, immediately terminate this Agreement effective as of the date the Triggering Event occurred. Upon such termination, all risk ceded to Reinsurer under this Agreement may, in Ceding Company’s sole discretion, be immediately recaptured by Ceding Company without penalty and without regard for any recapture period limitation; Reinsurer will remain liable for its obligations under this Agreement as specified in subsection (g) below; and no further reinsurance shall be ceded to Reinsurer.

(d)                                 If Reinsurer places assets in a trust as described in subsection (b) above, then (i) the trust shall provide Ceding Company with security for the payment of all liabilities assumed by Reinsurer under this Agreement, (ii) the mix of assets in the trust shall be agreeable to both Parties, which agreement shall not be unreasonably withheld, (iii) the trustee will be a qualified United States financial institution (as determined under the insurance laws and regulations of Ceding Company’s state of domicile) selected by Reinsurer and acceptable to Ceding Company, (iv) the rights and duties of Ceding Company and Reinsurer shall be set forth in a trust agreement and in an amendment to this Agreement, on terms that shall be acceptable to Ceding Company and in accordance with the insurance laws and regulations of Ceding Company’s state of domicile, and (v) Reinsurer will bear all costs related to the trust.

(e)                                  If Reinsurer provides a letter of credit as described in subsection (b) above, then (i) the letter of credit shall provide Ceding Company with security for the payment of all liabilities assumed by Reinsurer under this Agreement, (ii) the letter of credit will be issued by a qualified United States financial institution (as determined under the insurance laws and regulations of Ceding Company’s state of domicile) selected by Reinsurer and acceptable to Ceding Company, (iii) the rights and duties of Ceding Company and Reinsurer shall be set forth in the letter of credit and in an amendment to this Agreement on terms that shall be acceptable to Ceding Company and in accordance with the insurance laws and regulations of Ceding Company’s state of domicile, and (iv) Reinsurer will bear all costs related to the letter of credit.

(f)                                   If Reinsurer establishes a trust or provides a letter of credit in accordance with subsection (b) above but subsequently fails to maintain the trust or letter of credit as required, Ceding Company may, in its sole discretion and with ninety (90) days’ prior written notice to Reinsurer, (i) request that Reinsurer take another action pursuant to subsection (b) above or (ii) immediately terminate this Agreement effective as of the date of the notice. Upon such termination, all risk ceded to Reinsurer under this Agreement may, in Ceding Company’s sole discretion, be immediately recaptured by Ceding Company without penalty and without regard for any recapture period limitation; Reinsurer will remain liable for its obligations under this Agreement as specified in subsection (g) below; and no further reinsurance shall be ceded to Reinsurer.

(g)                                  If Ceding Company terminates this Agreement and recaptures the ceded risk as described in subsection (c) or (f) above, Reinsurer will remain liable for any obligations incurred prior to the effective date of the recapture in regard to the recaptured liability. This may include, but is not limited to, any unearned reinsurance premiums, pending claims, incurred but not reported claims, and unpaid allowances on earned reinsurance premiums all as of immediately prior to the effective date of the recapture.

Article VI

Representations and Warranties of Ceding Company

Ceding Company makes the following representations and warranties, all as of the date this Agreement is executed:

Section 6.1                                   Organization and Standing of Ceding Company.  Ceding Company is a corporation duly organized and validly existing under the laws of the State of Tennessee.

Section 6.2                                   Authorization.  Ceding Company has all requisite power and authority to enter into this Agreement, and to perform its obligations hereunder subject to the receipt of any necessary regulatory approval or non-disapproval. The execution and delivery by Ceding Company of this Agreement, and the performance by Ceding Company of its obligations hereunder have been duly authorized and are valid and binding obligations of Ceding Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

Section 6.3                                   No Conflict or Violation.  The execution, delivery and performance of this Agreement will not (a) violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of Ceding Company; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which Ceding Company is a party; (c) violate any order, judgment or decree applicable to Ceding Company; or (d) subject to the receipt of any necessary regulatory approval or non-disapproval, violate any statute, law or regulation of any jurisdiction applicable to Ceding Company.

Article VII

Representations and Warranties of Reinsurer

Reinsurer makes the following representations and warranties, all as of the date this Agreement is executed:

Section 7.1                                   Organization and Standing of Reinsurer.  Reinsurer is a corporation duly organized, validly existing and in good standing under the laws of the State of             and properly licensed, accredited, certified or authorized to transact insurance or reinsurance in Ceding Company’s state of domicile or any other jurisdiction where Ceding Company may be required to be licensed.  Reinsurer is not a “foreign insurer or reinsurer” within the meaning of § 4372 of the Internal Revenue Code of 1986, as amended.

Section 7.2                                   Authorization.  Reinsurer has all requisite power and authority to enter into this Agreement, and to perform its obligations hereunder subject to the receipt of any necessary regulatory approval or non-disapproval. The execution and delivery by Reinsurer of this Agreement, and the performance by Reinsurer of its obligations hereunder have been duly authorized and are valid and binding obligations of Reinsurer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

Section 7.3                                   No Conflict or Violation.  The execution, delivery and performance of this Agreement will not (a) violate any provision of the Articles of Incorporation, By-laws or other charter or organizational document of Reinsurer; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of, give any counterparty the right to terminate, or constitute a default under, any contract or other agreement to which Reinsurer is a party; (c) violate any order, judgment or decree applicable to Reinsurer; or (d) subject to the receipt of any necessary regulatory approval or non-disapproval, violate any statute, law or regulation of any jurisdiction applicable to Reinsurer.

Article VIII

Indemnification

Section 8.1                                   Indemnification by Ceding Company.  Ceding Company hereby indemnifies and holds Reinsurer harmless from and against all loss, damage, cost and expense of any nature, including legal, accounting and other professional fees, arising from (a) any liability relating to the Insurance Policies that is not reinsured by Reinsurer under this Agreement, (b) any breach of this Agreement by Ceding Company, (c) any inaccuracy or falsity of a representation or warranty made by Ceding Company under this Agreement or (d) except as set forth in Section 3.2, any extra-contractual liability, fines or penalties relating to Ceding Company’s marketing, underwriting, issuance or administration of the Insurance Policies.

Section 8.2                                   Indemnification by Reinsurer.  Reinsurer hereby indemnifies and holds Ceding Company harmless from and against all loss, damage, cost and expense of any nature, including legal, accounting and other professional fees, arising from (a) any liability relating to the Insurance Policies that is reinsured by Reinsurer under this Agreement, (b) any breach of this Agreement by Reinsurer or (c) any inaccuracy or falsity of a representation or warranty made by Reinsurer under this Agreement.

Section 8.3                                   Notice of Potential Liability.  Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in an indemnified liability, the indemnified party shall give notice of the potential liability to the indemnifying party. The notice shall (a) describe the potential liability in reasonable detail, (b) indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by the indemnified party and (c) include a statement as to the basis for the indemnification sought. Failure to provide notice in a timely manner shall not be deemed a waiver of the indemnified party’s right to indemnification except to the extent that such failure prejudices the defense of the claim by the indemnifying party.

Section 8.4                                   Opportunity to Defend.  The indemnifying party may elect to defend, at its own expense and by its own counsel, any potential liability covered by this Article; provided, however, that the indemnifying party may not compromise or settle any such liability without the consent of the indemnified party (which consent shall not be unreasonably withheld or delayed). If the indemnifying party elects to defend the potential liability, it shall within thirty (30) days from receipt of the notice required by Section 8.3 notify the indemnified party of its intent to do so, and the indemnified party shall cooperate in the defense at its own expense.

Article IX

Termination and Recapture

Ceding Company or Reinsurer may terminate this Agreement as set forth below in this Article IX.

Section 9.1                                   Termination by Ceding Company.  Ceding Company may terminate this Agreement:

(a)                                 In accordance with Section 5.3;

(b)                                 Upon giving thirty (30) days’ prior written notice (such period to be measured from the date the notice is received) to Reinsurer for any breach by Reinsurer of its obligations or representations under this Agreement, if the breach is not cured during such notice period;

(c)                                  Upon giving ninety (90) days’ prior written notice to Reinsurer, without cause;

(d)                                 Should Reinsurer become, or has announced its intention to become, merged with, acquired by or controlled by any other entity or individual(s) not controlling Reinsurer’s operations previously.

Section 9.2                                   Termination by Reinsurer.  Reinsurer may terminate this Agreement:

(a)                                 Upon giving thirty (30) days’ prior written notice (such period to be measured from the date the notice is received) to Ceding Company for non-payment of undisputed reinsurance premiums by Ceding Company, if not cured during such notice period;

(b)                                 Upon giving ninety (90) days’ prior written notice to Ceding Company, without cause.

Section 9.3                                   Effect of Termination.  Except as set forth in Section 9.4, all liabilities ceded under this Agreement and all duties of the Parties in connection with those liabilities, shall continue to the same extent and in the same manner as if this Agreement had not been terminated. Reinsurer will not accept new business from Ceding Company after the effective date of termination, unless the application signed date for such business precedes such termination date or such business is issued pursuant to the exercise of a contractual right by a policyholder under an Insurance Policy or other insurance policy previously reinsured under this Agreement.

Section 9.4                                   Recapture upon Termination.  Ceding Company, at its sole option, may recapture any or all of the liability ceded to Reinsurer under this Agreement without penalty and without regard for any recapture period limitation if this Agreement is terminated pursuant to Section 9.1(b). If Ceding Company exercises its option to recapture risks under this Section, Ceding Company shall give Reinsurer thirty (30) days’ written notice of its intent to recapture. Reinsurer will remain liable for any obligations incurred prior to the effective date of the recapture in regard to the recaptured liability. This may include, but is not limited to, any unearned reinsurance premiums, pending claims, incurred but not reported claims, and unpaid allowances on earned reinsurance premiums all as of immediately prior to the effective date of the recapture.

Article X

Miscellaneous Provisions

Section 10.1                            Amendments and Assignability.  This Agreement may not be altered, modified, or in any way amended except by a written instrument duly executed by the proper officers of both Parties to this Agreement. Subject to Section 5.3(b), this Agreement may not be assigned by either Party unless such assignment is agreed to in writing by the Parties. The provisions of this section are not intended to preclude Reinsurer from retroceding the reinsurance on an indemnity basis, Ceding Company from reinsuring all or a portion of its Retention to an affiliate of Ceding Company or either Party from merging with and into an affiliate.

Section 10.2                            Dispute Resolution. (a) In the event of a dispute arising out of or relating to this Agreement that cannot be resolved in the ordinary course of business, the Parties agree to the following process of dispute resolution. Within thirty (30) days after Reinsurer or Ceding Company has first given the other Party written notification of a specific dispute, each Party will appoint a designated company officer with the appropriate and relevant knowledge and expertise concerning the issue(s) to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

(b)                                 If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the dispute will be submitted to formal arbitration, unless the Parties agree in writing to extend the negotiation period for an additional thirty (30) days.

Section 10.3                            Arbitration.  (a) All disputes or differences between the Parties arising under or relating to this Agreement upon which an amicable understanding cannot be reached shall be decided by arbitration pursuant to the terms of this section. Except as otherwise provided in this Agreement, the arbitration proceeding shall be conducted in accordance with the arbitration rules of the AIDA Reinsurance and Insurance Arbitration Society — U.S. (ARIAS-U.S.) in effect at the time of the dispute.

(b)                                 The panel of arbitration provided for herein shall give effect to the terms and conditions of this Agreement and, to the extent necessary to resolve any ambiguity, shall consider the prevailing customs and practices for reinsurance in the life and health insurance industry in the United States.

(c)                                  The panel of arbitrators shall consist of three arbitrators who must be officers of life and health insurance or reinsurance companies (other than the Parties to this Agreement, their affiliates or any reinsurer or retrocessionaire having an interest in the business covered by this Agreement) familiar with the prevailing customs and practices for reinsurance in the life and health insurance industry in the United States. Each arbitration under this Agreement shall be held in Birmingham, Alabama and conducted in English.

(d)                                 Within thirty (30) days of written demand of any Party to arbitrate any dispute, Ceding Company and Reinsurer shall each appoint an arbitrator and notify the other Party of the name and address of their arbitrator. The two arbitrators so appointed shall thereupon select a neutral third arbitrator who satisfies the requirements of subsection (c) above.  If either Party shall fail to appoint an arbitrator as herein provided, or should the two arbitrators so named fail to select a third arbitrator within thirty (30) days of their appointment, then in either event, either Party may request ARIAS-U.S. to appoint a neutral third arbitrator who satisfies the requirements of subsection (c) above. The three arbitrators so selected shall constitute the panel of arbitrators.

(e)                                  A decision of a majority of said panel shall be final and binding and there shall be no appeal therefrom, unless (i) the decision was procured by corruption, fraud or other undue means; (ii) there was evident partiality by an arbitrator appointed as a neutral or corruption in any of the arbitrators or misconduct prejudicing the rights of any party; or (iii) the arbitrators exceeded their powers.  The panel shall not be bound by legal rules of procedure and may receive evidence in such a way as to do justice between the Parties.  The panel shall enter an award which shall do justice between the Parties and the award shall be supported by written opinion.

(f)                                   The cost of arbitration, including the fees of the arbitrators, shall be borne equally by the Parties unless the panel of arbitrators shall decide otherwise.

(g)                                  Either Party may seek to enforce an arbitration award in the State of Alabama, in State or Federal court. Toward that end, Ceding Company and Reinsurer agree to submit to the non-exclusive jurisdiction of such courts and waive any objection which they may have to the laying of venue of any such proceeding brought in such courts and any claim that such proceeding was brought in an inconvenient forum. In addition, Ceding Company and Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 10.12.

Section 10.4                            Confidentiality.  The Parties will comply with all applicable state and federal privacy laws and requirements.  In addition, each Party (a) will keep the business, Insurance Policy and other records of the other Party confidential, (b) will not disclose or reveal such records to anyone, and (c) will not use the records for any purpose whatsoever, other than performing its responsibilities under this Agreement, unless (d) the Party is legally required to disclose or reveal the information contained in such records. In that event, the information shall be disclosed only to the extent legally required and only after giving ten (10) days’ prior notice to the other Party. For the avoidance of doubt, the foregoing shall not require Ceding Company to keep its own records with respect to the business and the Insurance Policies ceded hereunder confidential in such manner.

Section 10.5                            Counterparts.  This Agreement may be executed and delivered in separate counterparts (including via facsimile or other electronic transmission), each of which shall be deemed an original copy of this Agreement, and all of which, taken together, shall be deemed to constitute one and the same agreement.

Section 10.6                            Entire Agreement.  This Agreement, including any offer and acceptance under Section 2.2, represents the entire understanding between the Parties concerning the subject matter contained herein and supersedes all other agreements between the Parties, oral or written, respecting the subject matter hereof.  This Agreement shall be binding on the Parties, their permitted assigns, delegees and successors (including, without limitation, any liquidator, rehabilitator, receiver or conservator of a Party). Any documents setting forth the agreement to special acceptances shall be deemed part of the Agreement with the same force and effect as a formal amendment.

Section 10.7                            Exhibits and Schedules.  All exhibits and schedules to this Agreement are attached hereto and are incorporated herein by reference.

Section 10.8                            Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Tennessee without giving effect to the principles of conflicts of law thereof.

Section 10.9                            Headings.  The headings in this Agreement are inserted for convenience and identification purposes only and are not intended to describe, interpret, define, or limit the scope, the extent or intent of this Agreement nor any provision hereof.

Section 10.10                     Interest.  Any amount due and unpaid under this Agreement shall accrue interest at a rate calculated in accordance with this Section.  Interest shall be calculated from the day following the date the payment is due and payable to the day such payment is mailed, regardless of any intervening holidays or weekends.  The rate of interest charged each month shall be the lesser of (i) the 30 Day London Interbank Offering Rate (LIBOR) as published in the Money Rate Section (or any successor section) of the Wall Street Journal on the first business day following the date the payment is due and payable, or (ii) the maximum rate allowed by law in Ceding Company’s state of domicile.

Section 10.11                     Matters Covered by Attorney-Client Privilege.  The Parties’ obligations to provide information and materials to each other under this Agreement shall not apply to any information or material that is covered by the attorney-client privilege.

Section 10.12                     Notices.  Any notice or request required or permitted to be given under this Agreement shall be in writing and shall be deemed to be properly given, made and received on the date it is personally delivered to the Party to whom it is given, or is received by overnight delivery or telefacsimile (followed by telephone confirmation with the intended recipient) by the Party to whom it is given, and is directed to the Party at the address shown below unless such address is changed by prior written notice delivered in accordance with this Section. Notwithstanding the preceding limitation on the form of notice, the Parties may use electronic mail (with documentation of receipt) for all general and routine communications. For purposes of Section 10.12, the notices required under Section 2.5, Article V and Article IX are not considered “general and routine communications.”

Ceding Company:	Protective Life Insurance Company
2801 Highway 280 South
P.O. Box 2606
Birmingham, Alabama 35202
Attn: General Counsel
Fax: 205-268-3597

Reinsurer:	[Reinsurer’s full legal name]
[street address — for overnight courier]
[city/state/street address zip code]
Attn: President and General Counsel
Fax:

Section 10.13                     Offset.  Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either Ceding Company or Reinsurer with respect to this Agreement or any other agreement between the Parties or in accordance with applicable law, are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

Section 10.14                     Other Instruments.  Ceding Company and Reinsurer shall promptly execute and deliver all additional instruments and shall promptly take all reasonable actions in order to carry out the purposes of this Agreement.

Section 10.15                     Press Releases.  No press release announcing the transactions contemplated by this Agreement shall be issued by either Party unless required by law or the Parties mutually agree.

Section 10.16                     Severability.  If any term or provision under this Agreement shall be held or made invalid, illegal or unenforceable by a court decision, statute, rule or otherwise, such term or provision shall be amended to the extent necessary to conform with the law, and all of the other terms and provisions of this Agreement shall remain in full force and effect. If the term or provision held to be invalid, illegal or unenforceable is also held to be a material part of this Agreement, such that the Party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the Party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement, subject to Section 9.3 of this Agreement.

Section 10.17                     Third Party Beneficiaries.  Nothing contained in this Agreement, express or implied, is intended to confer any rights or remedies on any person other than the Parties.  In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement.

Section 10.18                     Waiver of Breach.  Neither the failure nor any delay on the part of Ceding Company or Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and signed by the Party granting the waiver.

Section 10.19                     Foreign Account Tax Compliance Act (FATCA).  (a) As a condition precedent to the payment of amounts due to Reinsurer under the terms of this Agreement, Reinsurer agrees to provide Ceding Company in a timely manner with a valid and properly completed and signed form W-8BEN, W-8BEN-E, or W-9, as applicable, and/or any other documentation reasonably requested by Ceding Company or otherwise required by U.S. law, including but not limited to the U.S. Internal Revenue Code (“IRC”) and the related U.S. Treasury regulations, for compliance with  Chapters, 3, 4, and 61 of the IRC and the related  regulations. To the extent that any payment to Reinsurer under this Agreement (including but not limited to the reinsurance premium) is subject to the deduction and withholding of taxes or is otherwise required to be withheld, in whole or in part, pursuant to the IRC and the related regulations (a “Tax Withholding”), Reinsurer acknowledges and agrees that such Tax Withholding shall be allowed with respect to any such payments under this Agreement and shall be calculated based on the gross payment amount due to Reinsurer without reduction for expense allowances or other offsets such as claims reimbursements. Said Tax Withholding on behalf of Ceding Company shall not diminish or otherwise affect Reinsurer’s liability for the reinsured obligations under this Agreement, and Ceding Company shall not be responsible for or bear any additional costs related to such loss of income to Reinsurer as a result of Reinsurer’s non-compliance with the IRC and the related regulations.

(b)                                 In the event of any return of reinsurance premium becoming due hereunder, the return premium will be determined and paid in full to Ceding Company without regard to any amounts previously deducted or withheld as a Tax Withholding under this section. In the event Ceding Company or its agent recovers any such prior Tax Withholdings with respect to the returned reinsurance premium from the United States Government, Ceding Company or its agent will reimburse Reinsurer for such recovered prior Tax Withholding amounts.

Section 10.20                     Sanctions.  Neither Ceding Company nor Reinsurer shall be liable for premium or loss under this Agreement if it would result in a violation of any mandatory sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of the United States of America that are applicable to either Party.

Section 10.21                     Letter of Credit.  (a) Reinsurer shall provide or cause to be provided a clean, irrevocable and unconditional letter of credit payable to Ceding Company, substantially in the form attached as Exhibit H, for so long as there are Insurance Policies reinsured under this Agreement. The letter of credit shall contain those provisions necessary to effect the terms and conditions of this Agreement, shall comply with the credit for reinsurance requirements of the State of Tennessee and shall be issued by a qualified United States financial institution (as determined under the insurance laws and regulations of Ceding Company’s state of domicile) selected by Reinsurer and acceptable to Ceding Company.

(b)                                 In connection with the closing of the transactions contemplated by this Agreement, Reinsurer shall provide a letter of credit having available cash at least equal to one hundred percent (100%) of the statutory reserves that Ceding Company was required to maintain in connection with the liability ceded under this Agreement.  Within forty-five (45) days after the end of each calendar quarter, Ceding Company shall report to Reinsurer concerning the amount of statutory reserves that Ceding Company was required to maintain in connection with the ceded liability as of the quarter end.  If the cash available under the letter of credit is less than one hundred percent (100%) of the statutory reserves reported by Ceding Company, Reinsurer shall, within seven (7) business days of receipt of Ceding Company’s report, cause the cash available under the letter of credit to be increased so as to eliminate the shortfall.

(c)                                  Ceding Company shall have the right to draw upon the letter of credit at any time, notwithstanding any other provisions in this Agreement and without notice to Reinsurer. Cash drawn from the letter of credit by Ceding Company may be utilized by Ceding Company or any successor by operation of law of Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of Ceding Company, only in accordance with the following section, “Use of Cash by Ceding Company.”

Section 10.22                     Use of Cash by Ceding Company.  (a) Ceding Company may use cash drawn upon the letter of credit only for the following purposes:

(i)                                     to reimburse Ceding Company for Reinsurer’s share of premiums returned to owners of the Insurance Policies on account of cancellations of such Insurance Policies;

(ii)                                  to reimburse Ceding Company for Reinsurer’s share of surrenders and benefits or losses paid by Ceding Company under the terms and provisions of the Insurance Policies;

(iii)                               to fund an account with Ceding Company that will allow Ceding Company to take full statutory reserve credit for reinsurance ceded under this Agreement (such amount shall include, but not be limited to, amounts for policy reserves, claims and losses incurred and unearned premium reserves); and

(iv)                              to pay any other amounts Ceding Company claims are due under this Agreement.

Subparagraphs (i) through (iv) will be applied without diminution because of insolvency on the part of Ceding Company or Reinsurer.

(b)                                 Ceding Company agrees to return promptly to Reinsurer any cash drawn upon the letter of credit in excess of the actual amounts required for subparagraphs (i) through (iii), above, or in the case of subparagraph (iv), any amounts that are subsequently determined not to be due.

(c)                                  Receipt by Ceding Company of cash drawn upon the letter of credit shall constitute payment by Reinsurer pursuant to this Agreement and shall discharge Reinsurer of the obligation that gave rise to the draw.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers on the dates set forth below.

PROTECTIVE LIFE INSURANCE COMPANY (“Ceding Company”)	REINSURER’S LEGAL NAME (“Reinsurer”)

By:	By:
Print Name:	Print Name:
Title:	Title:
Date:	Date: